ACQUISITION AGREEMENT


     ACQUISITION AGREEMENT (ACQUISITION), dated the 19th day of April, 1999 by and between SONTECH INC., a Nevada Corporation (hereinafter called "SONTECH") and TRIUNIFIED HEALTH ENHANCEMENT SYSTEMS, INC., a Wyoming Corporation, (hereinafter called "TRIUNIFIED").


                                 ACQUISITION


     The Acquisition will comprise in general the conveyance by TRIUNIFIED to SONTECH of all of the assets, liabilities, and all the outstanding shares of TRIUNIFIED, the issuance by SONTECH to TRIUNIFIED of 5,000,000 shares of SONTECH's INVESTMENT common stock, as hereinafter set forth, and the subsequent dissolution of TRIUNIFIED with the concomitant distribution of SONTECH shares to TRIUNIFIED stockholders. TRIUNIFIED proposes to sell its' assets and liabilities, and all its outstanding shares for 5,000,000 shares of SONTECH $0.001 (one tenth cent) par value Investment common stock. TRIUNIFIED will then effect a distribution of the SONTECH shares to its shareholders in exchange for their TRIUNIFIED stock through the Escrow Holder Merit Transfer Company. The Acquisition will then be completed by SONTECH, and TRIUNIFIED will complete the distribution of the SONTECH shares to its' shareholders, wind up business, and dissolve. Said shares when issued to be Restricted and issued for investment purposes only, and my be sold only in compliance with Regulation D, Rule 144 of the Securities and Exchange Act of 1933, as amended. The shareholders of TRIUNIFIED would then own investment stock of SONTECH. SONTECH will change it's name to "TRIUNIFIED HEALTH ENHANCEMENT SYSTEMS, INC", as required under the Acquisition.


                                  AGREEMENT

     In order to consummate the foregoing Acquisition and in consideration of the promises and of the representations and undertakings herein set forth, the parties agree as follows:

      1. The Acquisition Agreement will involve the Acquisition by SONTECH of all of the property, assets, good will, name, business, and outstanding Common Stock Shares of TRIUNIFIED, in exchange solely for Five Million Shares, of one-tenth cent par value Investment stock of SONTECH and TRIUNIFIED distributing the shares to the shareholders of TRIUNIFIED, wind up it's business, and dissolve. SONTECH will change it's name to "TRIUNIFIED HEALTH ENHANCEMENT SYSTEMS, INC."

     2. SONTECH is a corporation duly organized and existing under the laws of the State of Nevada, with authorized capital stock consisting of 200,000,000 shares of common voting stock with a par value of $0.001 per share. Twelve Million Two Hundred Twenty Two Thousand Two Hundred Twenty (12,222,220) of SONTECH common shares will be duly issued and outstanding and Fifty Million shares of Preferred stock (No Par Value) with no shares issued and outstanding, on the date of this Agreement.



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     3. It is understood by the parties that the balance sheet of SONTECH as of December 31, 1998, and as shown on the December 31, 1998 Federal Tax Return, SONTECH warrants that such balance sheets fairly represent the financial position of SONTECH as of such date.

     4. It is understood, and SONTECH hereby represents, that SONTECH has good and marketable title to all the properties it purports to own by this agreement as described in the balance sheet as of December 31, 1998, referred to in paragraph #3 above.

     5. It is understood and SONTECH hereby represents, that SONTECH is not a party to any pending or threatened litigation which might adversely affect the assets of SONTECH.

     6. All taxes which SONTECH is required by law have been or will be duly paid for all periods up to and including the date on which this agreement is signed.

     7. It is understood, and SONTECH represents that the assets owned by SONTECH have not, since negotiations commenced between the parties, been materially or adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike, embargo, confiscation of vital equipment, materials or inventory, or acts of God.

     8. SONTECH has not caused, and will not cause, suffer nor permit prior to the closing of this Agreement:
          (a) Any change in the condition (financial or otherwise) of its assets, liabilities or business.
          (b) Any damage, destruction or loss (whether or not covered by insurance) adversely affecting the business or any of the properties of SONTECH or of any item carried on the accounts of SONTECH.
          (c) Any declaration, setting aside a payment of any dividend or other distribution in respect to any of SONTECH"S capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock.
          (d) Any incresse in the compensation payable or to become payable by SONTECH to any of its officers, employees, or agents or any bonus payment or arrangement made with any or to any of them.
          (e) Any event or condition of any character adversely affecting the business or properties of SONTECH. SONTECH has furnished a statement, which is a true and complete statement of SONTECH'S financial condition and of its assets and liabilities, and warrants that no liabilities are outstanding which are not reflected on said balance sheet, excepting liabilities, such as attorneys', consultants', and accountants' fees and administrative costs incurred in connection with this transaction.

     9. SONTECH shall bear the costs of its own accountants', consultants', and attorneys' fees, and its own administrative costs which it incurs in connection with this transaction.

     10. Prior to or at the time of the consummation of this transaction, TRIUNIFIED shall furnish to SONTECH a complete and accurate list of its shareholders and outstanding securities, certified by the transfer agent as of the record date for its shareholders meeting held to consider this transaction.

     11. SONTECH hereby warrants that SONTECH stock is listed and quoted in the inter-dealer quotation services, and that the stock will be listed and quoted at the time the reorganization is completed and effected.



     12. TRIUNIFIED is a corporation duly organized and existing under the laws of the State of Wyoming with authorized capital stock consisting of 100,000,000 shares of common voting stock with no par value per share. Ten Million (10,000,000) of TRIUNIFIED'S common shares will be duly issued and outstanding upon the consummation of the proposed Acquisition Agreement.

     13. It is understood by the parties that the balance sheet of TRIUNIFIED as of April 19, 1999, is unaudited, and TRIUNIFIED warrants that such balance sheets fairly represents the financial position of TRIUNIFIED as of such date.

     14. It is understood, and TRIUNIFIED hereby represents, that TRIUNIFIED has good and marketable title to all the properties it purports to convey by this agreement as described in the balance sheet as of April 19, 1999, referred to in paragraph #3 above.

     15. It is understood and TRIUNIFIED represents that TRIUNIFIED is not a party to any pending or threatened litigation which might adversely affect the assets of TRIUNIFIED which are to be transferred to SONTECH.

     16. All taxes which TRIUNIFIED is required by law to pay in regard to the assets to be transferred have been or will be duly paid for all periods up to and including the date on which this agreement is signed.

     17. It is understood, and TRIUNIFIED represents, that the assets to be transferred by TRIUNIFIED have not, since negotiations commenced between the parties, been materially or adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike, embargo, confiscationof vital equipment, materials or inventory, or acts of God.

     18. TRIUNIFIED has not caused, and will not cause, suffer nor permit prior to the closing of this Agreement:
          (a) Any change in the condition (financial or otherwise) of its assets, liabilities or business.
          (b) Any damage, destruction or loss (whether or not covered by insurance) adversely affecting the business or any of the properties of TRIUNIFIED or of any item carried on the accounts of TRIUNIFIED.
          (c) Any declaration setting aside a payment of any dividend or other distribution in respect to any of TRIUNIFIED'S capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock.
          (d) Any increase in the compensation payable or to become payable by TRIUNIFIED to any of its officers, employees, or agents, or any bonus payment or arrangement made with any or to any of them.
          (e) Any event or condition of any character adversely affecting the business or properties of TRIUNIFIED. Prior to the signing of this agreement, TRIUNIFIED shall furnish a statement, which shall be a true and complete statement of TRIUNIFIED's financial condition and of its assets and liabilities, and warrants that no liabilities are outstanding which are not reflected on said balance sheet, excepting liabilities, such as attorneys' and accountants' fees and administrative costs incurred in connection with this transaction.

     19. TRIUNIFIED shall bear the costs of its own accountants' and attorneys' fees, and its own administrative costs which it incurs in connection with this transaction.





     20. Prior to or at the time of the consummation of this transaction, TRIUNIFIED shall furnish to SONTECH a complete and accurate list of its shareholders and outstanding securities, certified by the company agent as of the record date for its shareholders' meeting held to consider this transaction.

     21. In exchange for all of the assets and outstanding common stock of TRIUNIFIED, SONTECH shall issue to TRIUNIFIED 5,000,000 shares of its investment common stock, bringing the total of issued and outstanding shares of SONTECH to not more than 17,222,220 shares, as of April 30, 1999, the date the Acquisition is completed, at which time the shareholders of TRIUNIFIED would then own investment common stock of SONTECH. Upon completion of the Acquisition, TRIUNIFIED shall distribute the SONTECH-issuance of 5,000,000 shares of investment common stock to its shareholders at the rate of one share of SONTECH for two shares of TRIUNIFIED. No fractional shares shall be issued. The shares to be issued on April 30, 1999, will be issued by the transfer agent Merit Transfer Company, to the TRIUNIFIED shareholders, in exchange for each certificate of TRIUNIFIED submitted, using the same ratio agreed to above. Each certificate must be signed by the shareholder with a signature guarantee, by a Bank or Stock Brokerage Firm. There is a charge of $15.00 per certificate.

     22. It is understood by and between all the parties hereto that the representations made by the parties in negotiations leading up to this Aqreement and terms of this Agreement are material and that the parties have entered into this Agreement in reliance on said representations. In the event SONTECH is held liable for any damage or expense incurred due to SONTECH's reliance on representations made by TRIUNIFIED, then TRIUNIFIED shall indemnify and hold harmless SONTECH for any and all such damage fees. In the event TRIUNIFIED is held liable for any damage or expense incurred due to TRIUNIFIED's reliance on representations by SONTECH, then SONTECH shall indemnify and hold harmless TRIUNIFIED for any and all such damage and expenses including, but not limited to, costs and attorneys' fees.

     23. The Acquisition Agreement is made and entered into subject to approval of the shareholders of SONTECH and of TRIUNIFIED. Each party shall call a meeting of its shareholders on or before Friday, April 30, 1999, in order to obtain shareholder ratification of the Acquisition Agreement. If a favorable vote of the shareholders of each party is received on or before the April 30, 1999 meetings, then the Acquisition shall be effected on the 30th day of April, 1999. If the shareholders of either or both parties hereto shall fail to approve this Acquisition Agreement, the parties shall each bear their own costs and damages resulting from the resultant failure of the Acquisition. The above time table and dates my be extended at the request of either party, by mutual agreement of the parties.

     24. At any time prior to the consummation of the Acquisition Agreement on April 30, 1999, the Board of Directors of any of the parties hereto may, by formal resolution of the Board, withdraw from the Acquisition Agreement. Notice of such withdrawal, together with a copy of the resolution, shall be served upon the other parties to the contract; and in the event any party exercises its option to withdraw as set forth herein, it is mutually agreed that neither of the parties shall seek to impose any liability upon the other as a result of the failure of the Acquisition. Each party will bear its own costs and damages which my result from a failure of the Acquisition for any reason whatsoever.

     25. This Acquisition Agreement has been signed by the officers of the respective parties, and is subject to approval of the respective Boards of Directors. Such approval shall be by formal resolution, copies of which shall be exchanged by the parties as soon as such approval is received. The Agreement is also expressly made subject to compliance with federal and state laws.

     IN WITNESS WHEREOF, the parties hereto executed this Acquisition Agreement on the day and year first written above.



SONTECH, INC.
a Nevada Corporation


by /s/ David H. Timms
President


TRIUNIFIED HEALTH ENHANCEMENT SYSTEMS, INC.
a Wyoming Corporation



by /s/ Tariq Faridi
President